Consent of Independent Registered Public Accounting Firm

The Board of Directors of American National Insurance Company and the Policy Owners of American National Variable Annuity Separate Account: We consent to the use of our reports included herein, and to the reference to our firm under the heading “Experts” in the prospectus in connection with the registration on Form N-4.

KPMG LLP

Houston, Texas
April 22, 2005